                                                                    EXHIBIT 7(2)


                               STOCK PURCHASE AGREEMENT

                                     BY AND AMONG

                          CLEAR CHANNEL COMMUNICATIONS, INC.

                               ELLER MEDIA CORPORATION

                                         AND

                                 THE STOCKHOLDERS OF

                               ELLER MEDIA CORPORATION

                               DATED FEBRUARY 25, 1997

                                  TABLE OF CONTENTS

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                                                                            ----


     1.    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .    1

     2.    Sale of Shares; Purchase Price. . . . . . . . . . . . . . . . .    8

           (a)   Sale of Shares. . . . . . . . . . . . . . . . . . . . . .    8
           (b)   Purchase Price. . . . . . . . . . . . . . . . . . . . . .    9
           (c)   Company Stock Options . . . . . . . . . . . . . . . . . .   10
           (d)   Escrow Agreement. . . . . . . . . . . . . . . . . . . . .   10

     3.    Representations and Warranties as to the Company. . . . . . . .   11

           (a)   Organization and Good Standing. . . . . . . . . . . . . .   11
           (b)   Capitalization. . . . . . . . . . . . . . . . . . . . . .   11
           (c)   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . .   11
           (d)   Execution and Effect of Agreement . . . . . . . . . . . .   12
           (e)   Financial Statements. . . . . . . . . . . . . . . . . . .   12
           (f)   No Undisclosed Liabilities. . . . . . . . . . . . . . . .   13
           (g)   No Material Adverse Change; No Dividends. . . . . . . . .   13
           (h)   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .   13
           (i)   Patents, Trademarks and Copyrights. . . . . . . . . . . .   14
           (j)   Real Property; Leases of Real Property. . . . . . . . . .   14
           (k)   Permits; Compliance with Laws . . . . . . . . . . . . . .   15
           (l)   Insurance . . . . . . . . . . . . . . . . . . . . . . . .   15
           (m)   Material Contracts. . . . . . . . . . . . . . . . . . . .   15
           (n)   Title to Properties; Absence of Encumbrances. . . . . . .   16
           (o)   Restrictions. . . . . . . . . . . . . . . . . . . . . . .   16
           (p)   Litigation; Consents. . . . . . . . . . . . . . . . . . .   17
           (q)   Environmental Matters . . . . . . . . . . . . . . . . . .   17
           (r)   Collective Bargaining Agreements and Labor. . . . . . . .   18
           (s)   Employee Benefit Plans; ERISA . . . . . . . . . . . . . .   18

     4.    Representations and Warranties of the Stockholders. . . . . . .   21

           (a)   Title; Agreements . . . . . . . . . . . . . . . . . . . .   21
           (b)   Execution and Effect of Agreement . . . . . . . . . . . .   22
           (c)   Investment. . . . . . . . . . . . . . . . . . . . . . . .   22

     5.    Representations and Warranties of Purchaser . . . . . . . . . .   22

           (a)   Organization and Good Standing. . . . . . . . . . . . . .   23
           (b)   Capitalization. . . . . . . . . . . . . . . . . . . . . .   23
           (c)   Execution and Effect of Agreement . . . . . . . . . . . .   23
           (d)   Restrictions. . . . . . . . . . . . . . . . . . . . . . .   23
           (e)   Litigation; Consents. . . . . . . . . . . . . . . . . . .   24
           (f)   SEC Reports . . . . . . . . . . . . . . . . . . . . . . .   24
           (g)   Investment. . . . . . . . . . . . . . . . . . . . . . . .   25

                                                                            Page
                                                                            ----

     6.    Covenants of the Stockholders, the Company and Purchaser. . . .   25

           (a)   Filings and Other Actions . . . . . . . . . . . . . . . .   25
           (b)   Access to Documents; Opportunity to Ask Questions . . . .   25
           (c)   Indemnification of Directors and Officers of the Company.   26
           (d)   Conduct of Business . . . . . . . . . . . . . . . . . . .   26
           (e)   Notification of Certain Matters . . . . . . . . . . . . .   27
           (f)   Board of Directors of Purchaser . . . . . . . . . . . . .   27
           (g)   Company Stock Options . . . . . . . . . . . . . . . . . .   27
           (h)   Registration Statement. . . . . . . . . . . . . . . . . .   27

     7.    Conditions Precedent to Purchaser's Obligation. . . . . . . . .   28

     8.    Conditions Precedent to the Company's and the Stockholders'
           Obligations . . . . . . . . . . . . . . . . . . . . . . . . . .   29

     9.    Closing Date; Closing . . . . . . . . . . . . . . . . . . . . .   30

     10.   No Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . .   31

     11.   Survival of Representations and Warranties. . . . . . . . . . .   32

     12.   Indemnification . . . . . . . . . . . . . . . . . . . . . . . .   32

           (a)   By the Stockholders . . . . . . . . . . . . . . . . . . .   32
           (b)   By Purchaser. . . . . . . . . . . . . . . . . . . . . . .   33
           (c)   Damages . . . . . . . . . . . . . . . . . . . . . . . . .   33
           (d)   Defense of Claims . . . . . . . . . . . . . . . . . . . .   33
           (e)   Brokers and Finders . . . . . . . . . . . . . . . . . . .   35
           (f)   Exclusive Remedy. . . . . . . . . . . . . . . . . . . . .   35

     13.   Stockholder Representative. . . . . . . . . . . . . . . . . . .   35

     14.   Specific Performance. . . . . . . . . . . . . . . . . . . . . .   37

     15.   Termination; Amendments to Disclosure Letter. . . . . . . . . .   37

           (a)   Termination . . . . . . . . . . . . . . . . . . . . . . .   37
           (b)   Amendments to Disclosure Letter . . . . . . . . . . . . .   38
           (c)   Consequences of Termination . . . . . . . . . . . . . . .   38

     16.   Confidentiality; Press Releases . . . . . . . . . . . . . . . .   39

     17.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

     18.   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .   41

     19.   Successors. . . . . . . . . . . . . . . . . . . . . . . . . . .   41

                                                                            Page
                                                                            ----

     20.   Choice of Law . . . . . . . . . . . . . . . . . . . . . . . . .   42

     21.   No Reliance on Other Information. . . . . . . . . . . . . . . .   42

     22.   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

     23.   Severability. . . . . . . . . . . . . . . . . . . . . . . . . .   42

     24.   Titles. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

     25.   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .   43

     26.   No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . .   43

     27.   Construction. . . . . . . . . . . . . . . . . . . . . . . . . .   43

     28.   Cumulative Remedies . . . . . . . . . . . . . . . . . . . . . .   43


                                       EXHIBITS

Exhibit A - Stockholders . . . . . . . . . . . . . . . . . . . . . . . . .  A-1

Exhibit B - Purchase Price Allocation. . . . . . . . . . . . . . . . . . .  B-1

Exhibit C - Form of Escrow Agreement . . . . . . . . . . . . . . . . . . .  C-1

Exhibit D - Form of Option Assumption Agreement. . . . . . . . . . . . . .  D-1

Exhibit E - Form of Registration Rights Agreement. . . . . . . . . . . . .  E-1

Exhibit F - Escrow Allocation. . . . . . . . . . . . . . . . . . . . . . .  F-1

Exhibit G - Company Stock Option Rollover Example. . . . . . . . . . . . .  G-1

                               STOCK PURCHASE AGREEMENT


           THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of February 25, 1997, is by and among Clear Channel Communications, Inc., a Texas corporation ("PURCHASER"), Eller Media Corporation, a Delaware corporation (the "COMPANY"), and those persons listed on EXHIBIT A hereto (individually, including both option holders and stockholders as identified on such exhibit, each a "STOCKHOLDER" and collectively, the "STOCKHOLDERS"), being the beneficial owners of all shares, and all options to acquire shares, of capital stock of the Company issued and outstanding on the date hereof.

                                       RECITALS

           WHEREAS, the Stockholders as a group own all of the shares of Common Stock, par value $.01 per share, of the Company, issued and outstanding or issuable pursuant to options outstanding on the date hereof, with each Stockholder owning or having the right to acquire the number of shares set forth opposite such Stockholder's name on EXHIBIT A;

           WHEREAS, the Company, through its subsidiaries, is in the business of (a) owning, leasing, constructing, posting, painting and maintaining outdoor advertising displays and (b) renting and selling space on such outdoor and other out-of-home advertising displays, consisting principally of painted bulletins and poster panels of various sizes to the general public for outdoor and other out-of-home advertising purposes; and

           WHEREAS, the Stockholders desire to sell to Purchaser, and Purchaser desires to purchase from the Stockholders, the Shares (as defined herein), in exchange for the Purchase Price (as defined herein), as allocated in the manner set forth on EXHIBIT B hereto, upon the terms and subject to the conditions hereinafter set forth.

                                      AGREEMENT

           NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

           1. DEFINITIONS. As used in this Agreement, the following terms shall have the indicated meanings, which meanings shall be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and plural forms of such terms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

           "ADCO NOTE" shall mean that certain 61/4% Convertible Secured Note Due 2002, dated January 3, 1997, in favor of Richard Traverso d/b/a ADCO Outdoor Advertising, in the principal amount of $9.5 million.

           "AFFILIATE" shall have the meaning specified in Rule 12b-2 of the regulations promulgated under the Exchange Act.

           "AGGREGATE CONSIDERATION" shall mean the sum of the Cash Consideration plus the Stock Consideration, as adjusted pursuant to Section 2 of this Agreement.

           "AGREEMENT" has the meaning specified in the first paragraph of this Agreement.

           "AVERAGE SHARE PRICE" shall mean the average closing price of Purchaser Common Stock on the NYSE during the 10 trading days beginning 13 trading days prior to the Closing Date; PROVIDED, HOWEVER, that, if Purchaser exercises its option pursuant to Section 9(a) of this Agreement to extend the Closing Date beyond April 10, 1997, the Stockholders may, at their option, elect to use April 10, 1997 or the Closing Date as so extended as the Closing Date for the purposes of this definition.

           "BALANCE SHEET" shall mean, as of the date hereof, the unaudited Consolidated Balance Sheet of the Company and its Subsidiaries at December 31, 1996, and at and after the date of delivery to Purchaser of such Balance Sheet accompanied by the unqualified report of Arthur Andersen LLP, such audited Balance Sheet.

           "BALANCE SHEET DATE" shall mean December 31, 1996.

           "BANKRUPTCY AND EQUITY EXCEPTIONS" has the meaning set forth in
Section 3(d) of this Agreement.

           "BEST EFFORTS" shall mean reasonable good faith efforts but shall in no event require the commencement of litigation against any third party or the payment of any fees to any third party.

           "BUSINESS DAY" shall mean any weekday on which commercial banks in New York City are open. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

           "CASH CONSIDERATION" has the meaning specified in Section 2(b) of this Agreement.

           "CHASE CREDIT AGREEMENT" shall mean that certain Amended and Restated Credit Agreement, dated as of November 19, 1996, between Eller Media Company, as Borrower, the Company, as Parent Guarantor, the Subsidiary Guarantors named therein, each of the lenders that is a signatory thereto, and The Chase Manhattan Bank, as Administrative Agent.

           "CLAIM" has the meaning specified in Section 12(d) of this Agreement.

           "CLAIM NOTICE" has the meaning specified in Section 12(d) of this Agreement.

           "CLOSING" has the meaning specified in Section 9(a) of this Agreement.

           "CLOSING DATE" has the meaning specified in Section 9(a) of this Agreement.

           "CODE" shall mean the Internal Revenue Code of 1986, as amended.

           "COMMISSION" shall mean the Securities and Exchange Commission.

           "COMPANY" has the meaning specified in the first paragraph of this Agreement.

           "COMPANY COMMON STOCK" shall mean the Common Stock, par value $.01 per share, of the Company.

           "COMPANY EMPLOYEE BENEFIT PLANS" shall mean Employee Benefit Plans and any other material employee benefit arrangements or payroll practices, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of the Company, maintained by the Company, a Subsidiary or an ERISA Affiliate or to which the Company, a Subsidiary or an ERISA Affiliate has contributed or is or was obligated to make payments, excluding any Multiemployer Plan, in each case with respect to any employees or former employees of the Company, a Subsidiary or an ERISA Affiliate.

           "COMPANY EMPLOYEE PENSION PLANS" shall mean Company Employee Benefit Plans which constitute "employee pension benefit plans" as defined in Section 3(2) of ERISA.

           "COMPANY STOCK OPTION AGREEMENTS" shall mean the Company stock option agreements listed on Schedule 3(b) of this Agreement.

           "COMPANY STOCK OPTIONS" shall mean the stock options of the Company pursuant to the Company Stock Option Agreements.

           "COMPANY WELFARE PLANS" shall mean Company Benefit Employee Plans which constitute "employee welfare benefit plans" within the meaning of Section 3(1) of ERISA.

           "DAMAGES" has the meaning specified in Section 12(a) of this Agreement.

           "DISCLOSURE LETTER" shall mean the schedules prepared and delivered by the Company and the Stockholders to Purchaser in a letter dated as of the date hereof (and as updated pursuant to Section 15 hereof) which set forth the exceptions to the representations and warranties contained in Section 3 hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Letter.

           "EMPLOYEE BENEFIT PLAN" shall have the meaning ascribed to such term by Section 3(3) of ERISA.

           "ENCUMBRANCES" shall mean any lien, security interest, mortgage, pledge, hypothecation, easement or conditional sale or other title retention agreement; PROVIDED, HOWEVER, that Encumbrances shall not include any Permitted Encumbrance.

           "ENVIRONMENTAL LAWS" shall mean any federal, state, or local law, ordinance, regulation, order or permit pertaining to the environment, natural resources or public health or safety as presently in effect.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           "ERISA AFFILIATE" shall refer to any trade or business, whether or not incorporated, under common control of the Company within the meaning of
Section 414(b) or (c) of the Code and, solely for the purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, within the meaning of Section 414(m) or (o) of the Code.

           "ESCROW AGENT" shall mean the entity designated by Purchaser and the Stockholders to act as escrow agent under the Escrow Agreement.

           "ESCROW AGREEMENT" shall mean that certain Escrow Agreement, dated as of the Closing Date, by and among Purchaser, the Stockholder Representative and the Escrow Agent, substantially in the form of EXHIBIT C attached hereto.

           "ESCROWED SHARES" shall mean a number of shares of Purchaser Common Stock equal to $35 million divided by the Average Share Price (which, to the extent provided on EXHIBIT B hereto, may include Option Shares).

           "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           "EXCHANGE RATE" has the meaning specified in Section 2(b) of this Agreement.

           "FINANCIAL STATEMENTS" shall mean (1) the audited Consolidated Balance Sheet of the Company and its Subsidiaries at December 31, 1995 and the related audited Consolidated Statements of Earnings and Cash Flows of the Company and its Subsidiaries for the year then ended, certified by Arthur Andersen LLP, and (ii) as of the date hereof the unaudited Consolidated Balance Sheet of the Company and its Subsidiaries at December 31, 1996 and the related unaudited Consolidated Statements of Earnings and Cash Flows of the Company and its Subsidiaries for the year then ended, and at and after the date of delivery to Purchaser of such Financial Statements accompanied by the unqualified report of Arthur Andersen LLP, such audited Financial Statements.

           "HART-SCOTT-RODINO ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           "HAZARDOUS MATERIALS" shall mean hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et. seq., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA" or "SUPERFUND") and regulations promulgated thereunder, and shall also mean every "hazardous material," "hazardous substance," "hazardous waste," "toxic substance," or petroleum or petroleum product, as defined or described in every state, local or other federal Environmental Law which is or was applicable to the operations of the Company and its Subsidiaries.

           "H&F FUNDS" shall mean Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P., and their Permitted Assignees (as defined in the Registration Rights Agreement) and Permitted Transferees (as defined in the Registration Rights Agreement).

           "HFCP III" has the meaning specified in Section 6(f)(ii) of this Agreement.

           "INDEBTEDNESS" shall mean all obligations which arise from borrowed money or the deferred purchase price of property or services, including capitalized leases under generally accepted accounting principles (other than accounts payable arising in the ordinary course of business).

           "MATERIAL LEASE" or "MATERIAL LEASES" has the meaning specified in
Section 3(j) of this Agreement.

           "MULTIEMPLOYER PLAN" shall mean any Employee Benefit Plan to which the Company, any Subsidiary or any ERISA Affiliate has or has had after September 25, 1980 an obligation to contribute that constitutes a multiple employer plan described in Section 3(37) of ERISA.

           "MULTIPLE EMPLOYER PLAN" shall mean any Employee Benefit Plan to which the Company, any Subsidiary or any ERISA Affiliate has or has had after September 25, 1980 an obligation to contribute that constitutes a multiple employer plan which is subject to Section 413(c) of the Code and which is not a Multiemployer Plan.

           "NEW DISCLOSURE MATTERS" has the meaning specified in Section 15(b) of this Agreement.

           "NYSE"  shall mean the New York Stock Exchange.

           "1997 BUDGET" has the meaning specified in Section 6(d) of this Agreement.

           "OPTION ASSUMPTION AGREEMENT" shall mean that certain form of Option Assumption Agreement, dated as of the Closing Date, to be entered into between Purchaser and each employee of the Company who holds Company Stock Options which remain unexercised on the Closing Date, substantially in the form of EXHIBIT D attached hereto.

           "OPTION SHARES" shall mean shares of Company Common Stock issuable pursuant to Company Stock Options.

           "OPTIONEES" shall mean the holders of Company Stock Options outstanding on the date hereof.

           "PERMITTED ENCUMBRANCE" shall mean, (a) Encumbrances imposed by any governmental authority for Taxes, assessments or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries in accordance with generally accepted accounting principles; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Encumbrances arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company and its Subsidiaries in accordance with generally accepted accounting principles; (c) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business and encroachments (whether or not in the ordinary course of business) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business thereon; and (f) all the exceptions to title reflected in Schedule 3(n).

           "PHANTOM STOCK GRANTEES" shall mean the holders of Phantom Stock Units outstanding on the date hereof.

           "PHANTOM STOCK UNITS" shall mean the aggregate number of units of phantom stock issuable pursuant to the terms of the Company phantom stock agreements listed on Schedule 3(b) of this Agreement.

           "POST-AGREEMENT DATE DISCLOSURE MATTERS" has the meaning specified in Section 15(b) of this Agreement.

           "PRE-AGREEMENT DATE DISCLOSURE MATTERS" has the meaning specified in
Section 15(b) of this Agreement.

           "PRE-CLOSING TAX PERIOD" has the meaning specified in Section 3(h) of this Agreement.

           "PREFERRED STOCK" has the meaning specified in Section 3(b) of this Agreement.

           "PURCHASE PRICE" has the meaning specified in Section 2(b) of this Agreement.

           "PURCHASER" has the meaning specified in the first paragraph of this Agreement.

           "PURCHASER COMMON STOCK" shall mean the Common Stock, par value $.10 per share, of Purchaser.

           "PURCHASER FINANCIAL STATEMENTS"  has the meaning specified in
Section 5(f) of this Agreement.

           "PURCHASER SEC DOCUMENTS" has the meaning specified in Section 5(f) of this Agreement.

           "REGISTRATION RIGHTS AGREEMENT" shall mean that certain Registration Rights Agreement, dated the Closing Date, substantially in the form of EXHIBIT E attached hereto.

           "REPRESENTATIVE" shall mean any officer, director, principal, attorney, employee, consultant or other representative.

           "RESTATED OPTION" has the meaning specified in Section 2(c) of this Agreement.

           "RESTATED OPTION AGREEMENT" has the meaning specified in Section 2(c) of this Agreement.

           "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

           "SHARE" or "SHARES" has the meaning specified in Section 2(a) of this Agreement.

           "STOCKHOLDER" or "STOCKHOLDERS" has the meaning specified in the first paragraph of this Agreement.

           "STOCK CONSIDERATION" has the meaning specified in Section 2(b) of this Agreement.

           "STOCKHOLDER REPRESENTATIVE" has the meaning specified in Section 13(a) of this Agreement.

           "STOCKHOLDERS AGREEMENT" shall mean that certain Stockholders Agreement, dated August 18, 1995, by and among (i) Eller Media Company; (ii) Hellman & Friedman Capital Partners III, L.P.; (iii) H&F Orchard Partners III, L.P.; (iv) H&F International Partners III, L.P.; (v) EM Holdings LLC; (vi) Karl Eller; and (vii) Irving Grousbeck, American Media Management, Inc., Richard Reiss, Jr., Glenn Krevlin (as trustee fbo Nina Krevlin, Glenn Krevlin, Michael Krevlin and Jill Krevlin), K. Tucker Anderson, and Bruce Halle.

           "STRADDLE PERIOD" has the meaning specified in Section 3(h) of this Agreement.

           "SUBSIDIARY" shall mean each corporation, partnership or other entity, fifty percent (50%) or more of the outstanding voting shares of which or other voting interests or equity interests in the case of a partnership are owned or controlled directly or indirectly by the Company.

           "TAX" or "TAXES" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

           "TAX RETURN" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

           "VEBA" has the meaning specified in Section 3(s) of this Agreement.

           "WARN" shall mean the Workers Adjustment and Retraining Notification Act of 1988 and any similar state or local plant closing law.

     2.    SALE OF SHARES; PURCHASE PRICE.

           (a) SALE OF SHARES. On the terms and subject to the conditions set forth in this Agreement and, subject to the immediately following sentence hereof, each Stockholder hereby severally agrees to sell, assign and transfer to Purchaser, and Purchaser hereby agrees to purchase from such Stockholder, on the Closing Date, the number of shares of Company Common Stock owned by such Stockholder on the date hereof as set forth opposite such Stockholder's name on EXHIBIT B hereto, plus such number of additional shares of Company Common Stock as will hereafter be acquired by such Stockholder prior to the Closing Date upon the exercise of Company Stock Options held by such Stockholder as set forth on EXHIBIT B, for the aggregate consideration set forth on EXHIBIT B opposite such Stockholder's name, subject to the Escrow Agreement provided for in Section 2(d). In the event any Optionee who on the date hereof is an employee of the Company does not fully exercise Company Stock Options as listed opposite such Optionee's name on EXHIBIT B under the column "Value of Stock Consideration" on or prior to the Closing Date, Purchaser hereby agrees to assume such options pursuant to Section 2(c) hereof and no shares of Purchaser Common Stock will be issuable at Closing in respect of the unexercised portion of such Company Stock Options. As used herein, "SHARES" shall mean the aggregate number of shares of Company Common Stock to be sold by the Stockholders and purchased by the Purchaser pursuant to this Section 2.

           (b)   PURCHASE PRICE.

                 (i) In consideration of the transactions contemplated by this Agreement, Purchaser shall pay to the Stockholders, the Optionees and the Phantom Stock Grantees an aggregate purchase price (the "PURCHASE PRICE") equal to (A) $325,329,131 (the "CASH CONSIDERATION") in cash (without interest), payable in immediately available funds, plus (B) a number of shares of Purchaser Common Stock (the "STOCK CONSIDERATION") determined as set forth in subsection
(ii) of this Section 2(b), subject to the Escrow Agreement described in Section 2(d) hereof. The Purchase Price shall be allocated among the Stockholders, the Optionees and the Phantom Stock Grantees in the manner set forth on EXHIBIT B hereto.

                 (ii) The Stock Consideration shall equal the number of shares of Purchaser Common Stock obtained as a result of dividing $400,000,000 by the Average Share Price. Notwithstanding the foregoing, if the Average Share Price exceeds $45.94, the Stock Consideration shall be 8,707,009 shares of Purchaser Common Stock; and if the Average Share Price is less than $41.56, the Stock Consideration shall be 9,624,639 shares of Purchaser Common Stock. Should the Average Share Price be greater than $45.94 or less than $41.56, the Stockholders shall adjust the proportions of Cash Consideration and Stock Consideration on EXHIBIT B hereto in a manner that insures that each Stockholder will receive the Aggregate Consideration in proportion to the value of such Stockholder's respective ownership in the Company as reflected by such Stockholder's share of the Aggregate Consideration as shown on EXHIBIT B as of the date hereof.

                 (iii) Notwithstanding subsection (i) of this Section 2(b), each Stockholder may elect to receive the Purchase Price in different proportions of Cash Consideration and Stock Consideration than provided on EXHIBIT B hereto, but only to the extent that other Stockholders make the opposite complementary elections, to the end that the aggregate amount of cash and number of shares of Purchaser Common Stock included in the Purchase Price shall not (other than as a result of rounding) be different as a result of all such elections. To the extent the Stockholders make such an election, the Stockholder Representative will deliver a revised EXHIBIT B reflecting such an election(s) to Purchaser no later than ten (10) days prior to the Closing Date.

                 (iv) If, between the date of this Agreement and the Closing Date, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares or readjustment, the Stock Consideration shall be proportionately adjusted (rounded to the nearest six decimal places).

                 (v) No fractional shares of Purchaser Common Stock shall be issued, but in lieu thereof each holder of Shares who would otherwise be entitled to receive a fraction of a share of Purchaser Common Stock shall receive from Purchaser an amount of cash equal to the product of (i) the fraction of a share of Purchaser Common Stock to which such holder would otherwise be entitled multiplied by (ii) the Average Share Price.

           (c) COMPANY STOCK OPTIONS. On the Closing Date, all then outstanding Company Stock Options will be fully vested and immediately exercisable. Purchaser shall enter into an Option Assumption Agreement with each employee of the Company who holds Company Stock Options which have not been exercised on or prior to the Closing Date such that, immediately after the Closing, all such unexercised Company Stock Options shall be fully vested and immediately exercisable for shares of Purchaser Common Stock (each a "RESTATED OPTION"). Each Restated Option shall be identical to such Company Stock Option, except that the Restated Option shall
(i) be exercisable for a number of shares of Purchaser Common Stock determined by dividing the sum of the value of the Stock Consideration set forth on EXHIBIT B hereto plus the aggregate amount of the exercise price pursuant to such Restated Option by the Average Share Price, and (ii) have an exercise price per share of Purchaser Common Stock equal to the aggregate exercise price of the unexercised portion of the Company Stock Option immediately prior to the Closing Date, divided by the number of shares of Purchaser Common Stock determined pursuant to clause (i), and rounded to the nearest whole cent. Notwithstanding the foregoing, for purposes of calculating the number of shares of Purchase Common Stock pursuant to clause (i), the Average Share Price shall not be greater than $45.94 nor less than $41.56. A sample calculation pursuant to this
Section 2(c) is set forth on EXHIBIT G hereto. Purchaser shall reserve a sufficient number of shares of Purchaser Common Stock for issuance upon exercise of such Restated Options, shall cause the shares so issuable to be included in Purchaser's registration statement on Form S-8, and shall cause such registration statement to remain effective until the Restated Options are exercised, expire or lapse. On the Closing Date, and upon surrender of any outstanding Company Stock Option Agreement, Purchaser and the holder of such outstanding Company Stock Option shall enter into a restated option agreement (a "RESTATED OPTION AGREEMENT") evidencing the Restated Option to which such Company Stock Option relates. In the event any holder of a Company Stock Option Agreement exercises all or a portion of his or its Company Stock Options pursuant to the terms of such Company Stock Option Agreement on or prior to the Closing Date, such holder shall enter an agreement with Purchaser to sell such shares of Company Common Stock issued upon the exercise of such Company Stock Options upon the terms and subject to the conditions of this Agreement.

           (d) ESCROW AGREEMENT. In order to establish a procedure for the satisfaction of any claims by Purchaser for indemnification pursuant to Section 12 hereof, the Stockholder Representative shall enter into the Escrow Agreement with Purchaser pursuant to which, among other things, (i) Purchaser shall deposit with the Escrow Agent a number of shares of Purchaser Common Stock to be received by the Stockholders pursuant to Section 2(b) equal to $35 million divided by the Average Share Price multiplied by the percentages with respect to the Stockholders (excluding Optionees with respect to Company Stock Options which are not exercised at or prior to Closing) as set forth on EXHIBIT F hereto and (ii) rights with respect to a number of shares of Purchaser Common Stock issuable upon the exercise of Restated Options equal to $35 million divided by the Average Share Price multiplied by the percentages with respect to the Optionees (excluding Optionees with respect to Company Stock Options which are exercised at or prior to Closing) as set forth on EXHIBIT F hereto shall be made subject to an escrow fund pursuant to the Option Assumption Agreements. The Escrowed Shares shall be available to secure, in accordance with the Escrow Agreement, and shall be the sole source of payment of, the Stockholders' indemnity obligations under Section 12 hereof. All costs of the escrow shall be paid one-half by the Purchaser, on the one hand, and one-half by the Stockholders collectively, on the other, all as further provided in the Escrow Agreement.

     3. REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY. Each of the Company and the Stockholders hereby severally represents and warrants to Purchaser that, except as otherwise set forth in the Disclosure Letter (which Disclosure Letter sets forth the schedules referred to in this Section 3 and
Section 4), the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct (it being understood that the inclusion of any item on a schedule hereto shall not be deemed an acknowledgement that such item is material, and any disclosure set forth on any schedule is deemed to be set forth on all other schedules, to the extent applicable):

           (a) ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own its properties and carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole. The copies of the Company's Certificate of Incorporation and By-Laws (together with all amendments thereto) which have been previously delivered or made available to Purchaser are correct and complete as of the date hereof.

           (b) CAPITALIZATION. The authorized capital stock of the Company consists of (i) 10,000 shares of Company Common Stock, of which 1,917 shares are outstanding as of the date hereof, and (ii) 2,000 shares of Preferred Stock, par value $.01 per share ("PREFERRED STOCK"), of which no shares are outstanding as of the date hereof. All of the outstanding Shares of the Company have been validly issued and are fully paid and non-assessable. No shares of Company Common Stock or Preferred Stock are held by the Company as treasury stock. Except as set forth on Schedule 3(b), there is no existing option, warrant, call, commitment or other security or agreement of any kind to which the Company is a party requiring, and there are no convertible securities of the Company outstanding which upon conversion would require, the issuance of any additional shares of capital stock of the Company or other securities convertible into shares of capital stock or any debt or equity security of the Company of any kind.

           (c) SUBSIDIARIES. The Company has no Subsidiaries, except as listed on Schedule 3(c) hereto. The authorized and outstanding capital stock or equity interests of each Subsidiary is as set forth on Schedule 3(c) hereto.
All of such outstanding shares or equity interests have been validly issued and are fully paid, non-assessable and, except as set forth on Schedule 3(c), owned by the Company or a Subsidiary as indicated thereon, free and clear of any and all Encumbrances. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, commitment or other security or agreement of any kind to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any additional shares of capital stock or equity interests of any Subsidiary or other securities convertible into shares of capital stock or any other debt or equity security of any kind of any Subsidiary. Each Subsidiary is duly incorporated or organized and validly existing in good standing under the laws of its respective state of incorporation or organization. Each Subsidiary has all requisite corporate or partnership power and authority to own its properties and carry on its business as presently conducted. Each Subsidiary is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole. There have been delivered or made available to Purchaser complete and correct copies as of the date hereof of the Certificate of Incorporation and By-Laws (together with all amendments and proposed amendments thereto) or other organizational documents of non-corporate Subsidiaries of each Subsidiary.

           (d) EXECUTION AND EFFECT OF AGREEMENT. The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and except as limited by the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy (the "BANKRUPTCY AND EQUITY EXCEPTIONS").

           (e) FINANCIAL STATEMENTS. The Company has delivered to Purchaser copies of the Financial Statements. Each of the Financial Statements (including the footnotes thereto) is complete and correct, is in accordance with the books and records of the Company and has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, and, with respect to the unaudited financial statements, subject to normal year-end audit adjustments, and presents fairly in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries at the dates and for the periods indicated.

           (f) NO UNDISCLOSED LIABILITIES. As at the Balance Sheet Date, neither the Company nor any Subsidiary had any Indebtedness or liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which would normally be disclosed on a balance sheet (including its footnotes) prepared in accordance with generally accepted accounting principles if such Indebtedness or liabilities had been known at the time of the balance sheet's preparation, which is not shown on the Balance Sheet or disclosed in the Financial Statements (including the footnotes thereto). Except as set forth in the Balance Sheet, neither the Company nor any Subsidiary has outstanding any Indebtedness or liability which would normally be disclosed on a balance sheet (including its footnotes) prepared in accordance with generally accepted accounting principles if such Indebtedness or liabilities had been known at the time of the balance sheet's preparation, other than those incurred since the Balance Sheet Date in the ordinary course of business or disclosed herein or in a schedule hereto or in any document referred to in a schedule or in the Financial Statements (including the footnotes thereto).

           (g) NO MATERIAL ADVERSE CHANGE; NO DIVIDENDS. Since the Balance Sheet Date, there has been no material adverse change in the business (as presently conducted or presently expected to be conducted), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Since the Balance Sheet Date (i) no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company or the Subsidiaries nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to the Company or a Subsidiary and (ii) except as set forth in the Disclosure Letter, neither the Company nor any Subsidiary has taken any action which would have violated Section 6(d) if this Agreement had been dated December 31, 1996 and such covenants had been binding and applicable from and after such date.

           (h)   TAXES.

                 (i) Except as set forth in Schedule 3(h) hereto, neither the Company nor any of its Subsidiaries has any material liability for any Taxes imposed by law in respect of any taxable period ending on or before the Closing Date, or any Taxes imposed by law in respect of the portion of any Straddle Period (as defined below) which ends on the Closing Date (a "PRE-CLOSING TAX PERIOD"), other than amounts properly reserved or reflected in the Financial Statements or arising in the ordinary course of business since the date thereof. As used in this Agreement, the term "STRADDLE PERIOD" means any taxable period beginning before and ending after the Closing Date.

                 (ii) The Company and each of its Subsidiaries has filed or will timely file all material Tax Returns required to have been filed prior to the Closing Date (subject to any timely extensions permitted by law) by it with the appropriate taxing authority with respect to Taxes for any period ending on or before the Closing Date, and all Taxes shown to be payable on such Tax Returns have been paid or will be paid prior to the Closing Date.

                 (iii) Except as set forth in Schedule 3(h) hereto, (A) to the knowledge of the Company, no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries, which is still pending, and (B) neither the Company nor any of its Subsidiaries has filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax imposed in respect of a Pre-Closing Tax Period which is still open.

                 (iv) All material Taxes that the Company or any of its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate tax authorities.

                 (v) No consent under Section 341(f) of the Code has been filed with respect to the Company or any of its Subsidiaries.

                 (vi) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person other than the Company and its Subsidiaries under Sections 1.1502-6 or 1.1502-78 of Title 26 of the Code of Federal Regulations (or any similar provisions of state, local or foreign income tax law).

                 (vii) Except as set forth in Schedule 3(h) hereto, neither the Company nor any of its Subsidiaries is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or a Subsidiary could become liable to another person as a result of the imposition upon of a Tax upon such person, or the assessment or collection of such a Tax.

                 (viii) Except as set forth in Schedule 3(h) hereto, neither the Company nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign income tax law) by reason of a change in accounting methods or otherwise.

           (i) PATENTS, TRADEMARKS AND COPYRIGHTS. Schedule 3(i) hereto contains a complete and correct list of each material patent, trademark, trade name, service mark and copyright owned or used by the Company or a Subsidiary and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 3(i) hereto, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all Encumbrances. To the Company's knowledge, there have been no material claims asserted in writing, which are still pending, that any of the foregoing is invalid or conflicts with the asserted rights of others. The Company and each Subsidiary possess all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulas and other proprietary and trade rights material to the conduct of its respective business as now conducted.

           (j) REAL PROPERTY; LEASES OF REAL PROPERTY. Except as set forth on Schedule 3(j) hereto, neither the Company nor any of its Subsidiaries owns any real property. Schedule 3(j) hereto contains a complete and correct list in all material respects of all leases, subleases, license agreements or other rights of possession or occupancy of real property to which the Company or any Subsidiary is a party (as tenant, occupier or possessor) pursuant to which the current net annual rent payable by the Company or any Subsidiary currently exceeds $50,000 (each such lease or agreement, a "MATERIAL LEASE" and collectively the "MATERIAL LEASES"). Except as set forth on Schedule 3(j), all of the Material Leases are in full force and effect. Complete and correct copies of each Material Lease have been furnished or made available to Purchaser. Except as disclosed on Schedule 3(j) hereto, no consent is required of any landlord or other third party to any Material Lease to consummate the transactions contemplated hereby, and upon consummation of the transactions contemplated hereby, each Material Lease will continue to entitle the Company or its Subsidiaries, as the case may be, to the use and possession of the real property specified in such Material Leases and for the purposes for which such real property is now being used by the Company or its Subsidiaries, respectively. Except as set forth in such Schedule, neither the Company nor any of its Subsidiaries is in default in any material respect beyond any applicable notice or grace period or has received written notice of any such default still outstanding on the date hereof under any such Material Lease, and to the Company's knowledge, on the date hereof, there exists no uncured material default thereunder by any third party. All Material Leases are in full force and effect and are enforceable against the parties thereto in accordance with their terms except as limited by the Bankruptcy and Equity Exceptions.

           (k)   PERMITS; COMPLIANCE WITH LAWS.

                 (i) The Company and its Subsidiaries have all permits, licenses and governmental authorizations material to ownership or occupancy of their respective properties and assets and the carrying on of their respective business.

                 (ii) The Company, its Subsidiaries and their respective billboards are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to zoning, land use, and billboard operations and content.

                 (iii) Except as set forth on Schedule 3(p) hereto, the Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to employee or occupational safety, discrimination in hiring, promotion or pay of employees, employee hours and wages or employee benefits.

           (l) INSURANCE. Schedule 3(1) hereto contains a complete and correct list in all material respects of all policies of insurance of any kind or nature covering the Company or its Subsidiaries, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, and such policies are in full force and effect. Complete and correct copies of each such policy have been furnished or made available to Purchaser.

           (m) MATERIAL CONTRACTS. Except as listed in Schedule 3(m) hereto or any other schedule hereto, neither the Company nor any Subsidiary is a party to any (i) material contract not made in the ordinary course of business; (ii) contract for the employment of any officer or employee; (iii) advertising agreement with a remaining term in excess of one year and a payment obligation in excess of $50,000; (iv) franchise, distributorship or sales agency agreement;
(v) contract for the future purchase of materials, supplies, services, merchandise or equipment not capable of being fully performed or not terminable within a period of one year from the date hereof or in excess of normal operating requirements; (vi) agreement for the sale or lease of any of its assets other than in the ordinary course of business; (vii) contract or commitment for capital expenditures in excess of $100,000; (viii) mortgage, pledge, conditional sales contract, security agreement, factoring agreement, or other similar agreement with respect to any of its real or personal property;
(ix) lease of machinery or equipment involving annual payments in excess of $100,000; (x) agreement with a labor union or labor association; (xi) loan agreement, promissory note issued by it, guarantee, subordination or similar type of agreement; (xii) stock option, retirement, severance, pension, bonus, profit sharing, group insurance, medical or other fringe benefit plan or program providing employee benefits; (xiii) consulting agreement involving annual payments in excess of $50,000; or (xiv) municipal or other governmental franchise agreements. Complete and correct copies of each such agreement have been furnished or made available to Purchaser. Except as set forth in Schedule 3(m) hereto, the Company and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them to date and are not in default in any material respect under any of the agreements, leases, contracts or other documents to which they are a party listed on
Schedule 3(m). Except as set forth in Schedule 3(m) hereto, to the Company's knowledge, no party with whom the Company or its Subsidiaries has such a scheduled agreement is in material default thereunder. All such scheduled agreements are in full force and effect and are enforceable against the parties thereto in accordance with their terms subject to the Bankruptcy and Equity Exceptions. Except as disclosed herein or in Schedule 3(m) hereto, neither the Company nor any of its Subsidiaries is a party to any non-compete or similar agreement which restricts in any material way the current operation of their businesses taken as a whole.

           (n) TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES. The Company and its Subsidiaries own or have good and marketable title to all of their respective properties and assets shown as owned on the Balance Sheet or acquired thereafter (except for assets disposed of in the ordinary course of business since the Balance Sheet Date or as set forth in Schedule 3(n) hereto), free and clear of any and all Encumbrances, except as set forth in Schedule 3(n) hereto or except for Permitted Encumbrances.

           (o) RESTRICTIONS. Except as set forth in Schedules 3(j) or 3(o) hereto, except for leases which do not constitute Material Leases and other than the required consent under the Chase Credit Agreement, neither the execution or delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, will violate in any material respect any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any government, governmental agency, or court to which the Company or any of its Subsidiaries is a party or to which any of them is bound or subject, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any material agreement to which the Company or its Subsidiaries is a party, or constitute a default in any material respect thereunder, or result in the creation of any Encumbrance upon any of their respective assets (except Encumbrances that individually and in the aggregate are not material), nor will it violate in any material respect any of the provisions of their respective Certificates of Incorporation or By-Laws or, as to non-corporate Subsidiaries, organizational documents, or violate in any material respect any judgment or decree by which any of them is bound.

           (p) LITIGATION; CONSENTS. There is no action, suit, proceeding or formal governmental inquiry or investigation pending against the Company or its Subsidiaries which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. Except as disclosed in Schedule 3(p) hereto, there is no action, suit, proceeding, formal governmental inquiry or investigation pending against the Company or the Subsidiaries involving a potential future payment by the Company or its Subsidiaries of $50,000 or more or otherwise material to the Company and its Subsidiaries. Other than in connection with or in compliance with the provisions of the Hart-Scott-Rodino Act and except as set forth on Schedule 3(p) hereto, no consent, approval or authorization of any governmental authority on the part of the Company or the Subsidiaries is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby, except where the failure to obtain any consent, approval or authorization would not be material.

           (q) ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 3(q) hereto, (i) the operations of the Company and its Subsidiaries are now and have been in compliance in all material respects with applicable Environmental Laws,
(ii) neither the Company nor any of its Subsidiaries is subject to any pending or, to the Company's knowledge, material threatened judicial or administrative proceeding alleging the violation of any Environmental Law, (iii) neither the Company nor any of its Subsidiaries has received any written notice that it is a potentially responsible party at any Superfund site or state-equivalent site;
(iv) neither the Company nor any of its Subsidiaries has disposed of or released Hazardous Materials (at a concentration or level which requires remedial action under any applicable Environmental Law) nor are underground storage tanks present on, in, at or under any real property currently owned or leased by the Company or its Subsidiaries; (v) the Company and its Subsidiaries have not disposed of or released any Hazardous Materials in or at any other real property at a concentration or level which requires remedial action under any applicable Environmental Law; (vi) the Company and its Subsidiaries have all material permits and approvals required by Environmental Laws to conduct their existing business operations; (vii) neither the Company nor its Subsidiaries have agreed to indemnify any predecessor or other party, including a buyer, seller, landlord or tenant, with respect to any environmental liability, other than customary indemnity arrangements contained in leases where the Company or any of its Subsidiaries is a landlord or tenant; (viii) the contemplated stock purchase that is the subject of this Agreement is not subject to any state environmental transfer laws; (ix) to the Company's knowledge, no other party has released Hazardous Materials at a concentration or level which requires remedial action under any applicable Environmental Law at any property now or formerly owned or operated by the Company or its Subsidiaries or in a location that would threaten or contaminate such properties in any material respect; and (x) the Company and its Subsidiaries have delivered copies to Purchaser of all material environmental reports, permits, suits, information requests, orders, notices of violation, closure letters, site status letters and similar documentation that are in their possession; PROVIDED, HOWEVER, that, except with respect to clause
(ii) above, the representations and warranties set forth above are made to the Company's knowledge as to matters or events occurring prior to August 18, 1995.

           (r)   COLLECTIVE BARGAINING AGREEMENTS AND LABOR.

                 (i) Except as set forth in Schedule 3(r) hereto, neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or the Subsidiaries.

                 (ii) Except as set forth in Schedule 3(r) hereto, there are no pending strikes, work stoppages, slowdowns, lockouts, or material arbitrations or other labor disputes pending against the Company or the Subsidiaries.

                 (iii) Except as set forth in Schedule 3(r) hereto, there are no material pending complaints, charges or claims against the Company or the Subsidiaries filed with any public or governmental authority, arbitrator or court based upon the employment or termination of employment by the Company or the Subsidiaries of any individual.

                 (iv) Except as set forth in Schedule 3(r) hereto, the Company and the Subsidiaries are in compliance in all material respects with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

           (s)   EMPLOYEE BENEFIT PLANS; ERISA.

                 (i) Schedule 3(s)(i) contains a complete and correct list of the Company Employee Benefit Plans and Multiemployer Plans. Schedule 3(s)(i) clearly identifies all Company Employee Benefit Plans and Multiemployer Plans which are (i) Company Employee Pension Plans, (ii) Multiemployer Plans, (iii) Multiple Employer Plans, (iv) plans other than Multiemployer Plans and Multiple Employer Plans that are subject to Section 412 of the Code or Section 302 of ERISA, (v) plans intended to qualify under Section 401 of the Code, and (vi) Company Welfare Plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment except coverage or benefits required by Part 6 of Title I of ERISA or Section 4980B of the Code if paid 100% by the participant or beneficiary.

                 (ii)  Except as set forth on Schedule 3(s)(ii):

                       (A) true, correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans, have been made available or delivered to Purchaser; (I) all plan documents, including trust agreements, insurance policies and service agreements and amendments thereto, (II) the most recent Forms 5500 and any financial statements attached thereto and those for the prior three years, (III) the last Internal Revenue Service determination letter, (IV) summary plan descriptions, (V) the most recent actuarial report and those for the prior three years, and (VI) written descriptions of all non-written agreements relating to any such plan;

                       (B) all amendments and actions required to bring the Company Employee Benefit Plans into conformity in all material respect with all of the applicable provisions of ERISA, the Code and any other applicable laws (including the rules and regulations thereunder) have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date;

                       (C) the Company Employee Pension Plans which are intended to qualify under Section 401 of the Code are so qualified in form and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and, to the knowledge of the Company, its Subsidiaries and any ERISA Affiliates, nothing has occurred with respect to the operation of such plans which could cause the loss of such qualification or exemption or the imposition of any lien, penalty, or tax under ERISA or the Code, and the Company, its Subsidiaries and ERISA Affiliates have not received any material adverse notice concerning a Company Employee Benefit Plan from the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation within the four years preceding the date of this Agreement;

                       (D) no Company Employee Pension Plans have been amended in any manner which would require the posting of any security under
Section 401(a)(29) of the Code or Section 307 of ERISA;

                       (E) the Company, Subsidiaries and any ERISA Affiliates have met the minimum funding standards and have made all contributions required under Section 302 of ERISA and Section 412 of the Code; no accumulated funding deficiency, whether or not waived, exists with respect to any Company Employee Pension Plan, and no event has occurred or circumstances exists that may result in an accumulated funding deficiency as of the last day of the current plan year for any such plan;

                       (F) the Company, its Subsidiaries and any ERISA Affiliates have paid all amounts due to the PBGC pursuant to Section 4007 of ERISA;

                       (G) the actuarial report for each Company Employee Pension Plan fairly presents the financial condition and the results of operations of each such plan in accordance with generally accepted accounting principles;

                       (H) the benefit liabilities (as defined in Section 4001(a)(16) of ERISA) of each Company Employee Pension Plan which is a defined benefit plan calculated using the actuarial assumptions that would be used by the PBGC in the event of the termination of such plan do not exceed the fair market value of the assets of such plan;

                       (I) there are no material pending claims or lawsuits which have been asserted or instituted by or against the Company Employee Benefit Plans, against the assets of any of the trusts under such plans or by or against the plan sponsor, plan administrator, or any fiduciary of the Company Employee Benefit Plans (other than routine benefit claims) and none of the Company nor any Subsidiary or ERISA Affiliate have knowledge of facts which could form the basis for any such claim or lawsuit;

                       (J) the Company Employee Benefit Plans have been maintained in accordance with their plan documents and with all provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable law, in all material respects, and none of the Company nor, to the knowledge of the Company, its Subsidiaries and any ERISA Affiliates, any other "party in interest" or "disqualified person" with respect to the Company Employee Benefit Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title I, Part 4 or ERISA which is not exempt under applicable law, regulations and administrative exemptions;

                       (K) none of the Company nor any Subsidiary or ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the PBGC, to a trust established under Section 4041 or 4042 of ERISA, or to a trustee appointed under Section 4042 of ERISA;

                       (L) none of the Company Employee Benefit Plans contains any provisions which would prohibit the transactions contemplated by this Agreement or which would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement, and as of the Closing Date no payment that is owed or may become due any director, officer, employee, or agent of the Company, a Subsidiary or an ERISA Affiliate will be non-deductible by the Company, Subsidiary or ERISA Affiliate by reason of Section 280G of the Code or under Section 4999 of the Code;

                       (M) the Company has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan maintained by any ERISA Affiliate which is not a Subsidiary;

                       (N) no reportable event (as defined in Section 4043 of ERISA and the regulations thereunder, excluding any such event with respect to which the Department of Labor has waived the requirement of 30-days notice) has occurred with respect to any Company Employee Pension Plan;

                       (O) none of the Company nor any Subsidiary or ERISA Affiliate has knowledge of any facts or circumstances that may give rise to any liability of any the Company, a Subsidiary or an ERISA Affiliate to the PBGC under Title IV of ERISA (other than liability under Section 4007 of ERISA); and

                       (P) except to the extent advance notice may be required by applicable law, each of the Company Employee Benefit Plans (including without limitation each such plan covering retirees of the Company, a Subsidiary or an ERISA Affiliate, or the beneficiaries of such retirees) may be terminated or amended by its sponsoring employer, in any manner and at any time, without the consent of and without any further liability to its participants and beneficiaries for benefits that may be accrued or expenses that may be incurred after the date of such termination or amendment.

                 (iii) With respect to each Multiemployer Plan or Multiple Employer Plan,

                       (A) none of the Company nor any Subsidiary or ERISA Affiliate has incurred any liability under Title IV of ERISA as a result of any withdrawal from the Multiemployer Plan or Multiple Employer Plan which has not been fully satisfied;

                       (B) to the knowledge of the Company, its Subsidiaries and any ERISA Affiliates, no event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, the Multiemployer Plan or Multiple Employer Plan that could result in withdrawal or other liability of the Company, a Subsidiary an ERISA Affiliate under Sections 4201, 4063 or 4064 of ERISA;

                       (C) none of the Company nor any Subsidiary or ERISA Affiliate has received notice from the Multiemployer Plan that is in reorganization or is insolvent that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such plan intends to terminate or has terminated; and

                       (D) to the knowledge of the Company, its Subsidiaries and any ERISA Affiliates, no Multiemployer Plan is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

                 (iv) Except as disclosed on Schedule 3(s)(iv), the Company has not prepaid or prefunded any Company Welfare Plan through a trust, reserve, premium stabilization or similar account, other than pursuant to any insurance contract which does not include a "fund" as defined in Sections 419(e)(3) and
(4) of the Code; all contributions by the Company, a Subsidiary or an ERISA Affiliate to a voluntary employees' beneficiary association, as defined in
Section 501(c)(9) of the Code, whose members include employees of the Company, a Subsidiary or an ERISA Affiliate ("VEBA") are deductible under the Code; the Internal Revenue Service has issued a determination letter that such VEBA is exempt from federal income tax and no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of such VEBA; no amount or any asset of such VEBA is subject to tax as unrelated business taxable income.

                 (v) The Company, its Subsidiaries and ERISA Affiliates do not have material potential withdrawal liability with respect to the Multiemployer Plans (being the aggregate potential withdrawal liabilities of the Company, its Subsidiaries and ERISA Affiliates with respect to all Multiemployer Plans).

     4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each of the Stockholders hereby severally represents and warrants to Purchaser, solely as to himself or itself and not with respect to any other Stockholder, that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

           (a) TITLE; AGREEMENTS. Except for the Stockholders Agreement and except with respect to Optionees who do not exercise their Company Stock Options on or prior to the Closing Date, and except with respect to the lien of the Escrow Agreement, such Stockholder holds of record and holds beneficially the number of shares of Company Common Stock set forth opposite its or his name on EXHIBIT A, free and clear of any and all Encumbrances or other restrictions on transfer. Except for the Stockholders Agreement and other than this Agreement, such Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to any capital stock of the Company.

           (b) EXECUTION AND EFFECT OF AGREEMENT. Such Stockholder has the full right, power (corporate or otherwise) and authority to execute and deliver this Agreement and to perform its or his obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder, and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) and no other proceeding on the part of such Stockholder is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by (A) the Bankruptcy and Equity Exceptions and (B) the effect of laws governing the enforceability of agencies and obligations after death or incapacity.

           (c)   INVESTMENT.  Such Stockholder:

                 (i) understands that the shares of Purchaser Common Stock to be acquired by him pursuant to Section 2 hereof have not been, and will not be, except as contemplated by the Registration Rights Agreement, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering;

                 (ii) is acquiring the shares of Purchaser Common Stock solely for his or its own account for investment purposes, and not with a view to the distribution thereof, except as contemplated by the Registration Rights Agreement;

                 (iii) is a sophisticated investor with knowledge and experience in business and financial matters;

                 (iv) has received certain information concerning Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of Purchaser Common Stock; and

                 (v) is able to bear the economic risk and lack of liquidity inherent in holding the shares of Purchaser Common Stock.

     5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company and the Stockholders that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

           (a) ORGANIZATION AND GOOD STANDING. Each of Purchaser and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Purchaser and each of its subsidiaries has full corporate power and authority to own its properties and carry on its business as it is now being conducted. Purchaser and each of its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of (i) each jurisdiction in which it owns real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and where a failure to be so qualified or in good standing would not be material to the Purchaser and its subsidiaries, taken as a whole. The copies of Purchaser's Certificate of Incorporation and By-Laws (together with all amendments thereto) which have been previously delivered or made available to the Company and the Stockholders are correct and complete as of the date hereof.

           (b) CAPITALIZATION. The authorized capital stock of Purchaser consists of (i) 100,000,000 shares of Purchaser Common Stock (of which 76,965,200 shares were outstanding as of December 31, 1996) and (ii) 2,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are outstanding as of the date hereof. All of the outstanding shares of capital stock of Purchaser have been, and the shares of Purchaser Common Stock to be issued pursuant to this Agreement will be, validly issued and are fully paid and non-assessable. As of December 31, 1996, Purchaser had reserved 3,801,890 shares of Purchaser Common Stock for issuance upon exercise of outstanding employee and director stock options. Since December 31, 1996 through the date hereof, Purchaser has not issued any shares of its capital stock except upon the exercise of employee stock options. Except as set forth above or contemplated by this Agreement or as disclosed in the Purchaser SEC Documents and or the Purchaser Financial Statements, as of the date hereof, there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating Purchaser to issue any securities, except pursuant to benefit plans described in the Purchaser SEC Documents. There are no agreements granting registration rights to any stockholders (other than the Registration Rights Agreement contemplated by this Agreement) with respect to the capital stock of Purchaser.

           (c) EXECUTION AND EFFECT OF AGREEMENT. Purchaser has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceeding on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exceptions.

           (d) RESTRICTIONS. Neither the execution or delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby, (i) will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any government, governmental agency, or court to which Purchaser of any of its subsidiaries is a party or to which any of them is bound or subject, or the provisions of the charter or bylaws of Purchaser or any of its subsidiaries, or (ii) subject to modification of Purchaser's credit agreements to permit consummation of the transactions contemplated by this Agreement, will conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any material agreement to which Purchaser or any subsidiary is a party, or constitute a default in any material respect thereunder, or result in the creation of any lien, security interest, mortgage, pledge, hypothecation, easement or conditional sale or other title retention agreement upon any of their respective assets (except encumbrances that individually and in the aggregate are not material).

           (e) LITIGATION; CONSENTS. There is no action, suit, proceeding or formal governmental inquiry or investigation pending against Purchaser which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby, and, except as expressly contemplated hereby, no consent, approval or authorization of any governmental authority on the part of Purchaser is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby. There is no action, suit, proceeding or formal governmental inquiry or investigation pending against Purchaser or any of its subsidiaries which is material to Purchaser and its subsidiaries, taken as a whole.

           (f) SEC REPORTS. Purchaser has filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it and its subsidiaries under the Exchange Act or the Securities Act since January 1, 1994 (as such documents have been amended since the time of their filing, collectively, the "PURCHASER SEC DOCUMENTS"). As of their respective dates or, if amended, as of the date of the last such amendment, the Purchaser SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. Each of the consolidated financial statements (the "PURCHASER FINANCIAL STATEMENTS") included in the Purchaser SEC Documents have been prepared from, and are in accordance with, the books and records of Purchaser and/or its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Purchaser and its consolidated subsidiaries as at the dates thereof or for the periods presented therein. Purchaser has delivered to each of the Company and the Stockholders a correct and complete copy of each Purchaser SEC Document (together with all exhibits and schedules thereto and as amended to date) filed since January 1, 1996. Since the date of the most recent Purchaser SEC Document, there has been no material adverse change in the business (as presently conducted or presently expected to be conducted), financial condition or results of operations of Purchaser and its subsidiaries, taken as a whole.

           (g) INVESTMENT. Purchaser is not acquiring the Company Common Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

     6.    COVENANTS OF THE STOCKHOLDERS, THE COMPANY AND PURCHASER.

           (a) FILINGS AND OTHER ACTIONS. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees: (i) to take all such action as may reasonably be required under state blue sky or securities laws in connection with the transactions contemplated hereby; (ii) to cooperate with one another in determining whether any filings are required to be made with, or consents or permits are required to be obtained from, any governmental authority in any jurisdiction or any lender, lessor or other third party in connection with the contracts, the proprietary rights and leases, or otherwise, prior to the Closing Date in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking timely to obtain any such consents and permits;

(iii) to make their respective filings promptly and any other required or requested submissions under the Hart-Scott-Rodino Act, to furnish to each other party hereto all such information in its possession as may be necessary for the completion of such filings and submissions to be filed by the other party, and to use their Best Efforts to obtain an early termination of the applicable waiting period; (iv) to use their Best Efforts to defend all actions challenging this Agreement or the consummation of the transactions contemplated hereby and use their Best Efforts to lift or rescind any injunction or restraining order or other court order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (v) to use Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

           (b) ACCESS TO DOCUMENTS; OPPORTUNITY TO ASK QUESTIONS. From and after the date hereof and until the Closing Date, the Company shall, and shall cause the Subsidiaries to make available for inspection by Purchaser or its Representatives, upon reasonable advance notice, during normal business hours and in a manner so as not to interfere with normal business operations, the Company's and the Subsidiaries' corporate or comparable records, books of account, contracts and all other documents reasonably requested by Purchaser or its Representatives in order to permit Purchaser and such Representatives to make reasonable inspection and examination of the business and affairs of the Company and the Subsidiaries. The Company shall also make available, upon reasonable advance notice, during normal business hours and in a manner so as not to interfere with normal business operations, any real property owned or leased by the Company or its Subsidiaries for environmental site assessments, including well sampling and subsurface investigation. The Company shall further cause the managerial employees, counsel, environmental consultants and regular independent certified public accountants of the Company and the Subsidiaries to be available upon reasonable advance notice to answer questions of Purchaser's Representatives concerning the business and affairs of the Company and the Subsidiaries and shall further cause them to make available all relevant books and records in connection with such inspection and examination and, in the case of environmental consultants, to make available all environmental data and reports in their possession relating to the Company and its Subsidiaries, and, at Purchaser's sole election and expense, to update previously prepared environmental reports relating to the Company and its Subsidiaries. Each of Purchaser and its respective Representatives will treat and hold as such any confidential information it receives from any of the Company and its Subsidiaries in the course of the reviews contemplated by this Section 6(b), will not use any of the confidential information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Company all tangible embodiments (and all copies) therefor which are in its possession.

           (c) INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY. Purchaser will not take any action to alter or impair any exculpatory or indemnification provisions existing at the date hereof in any indemnification agreement or in the Certificate of Incorporation or Bylaws of the Company for the benefit of any individual now or hereafter and prior to the Closing Date serving as a director or officer of the Company.

           (d) CONDUCT OF BUSINESS. From and after the date hereof and until the Closing Date, the Company shall conduct and cause the business of the Subsidiaries to be conducted in the ordinary course, consistent with the present conduct of their business. During such period of time, except upon the prior written consent of Purchaser, the Company shall not and shall not permit any Subsidiaries to: (i) amend its Certificate of Incorporation or By-Laws or comparable organizational documents (except to the extent reflected in the Disclosure Letter); (ii) issue any additional shares of capital stock or issue, sell or grant any option or right to acquire or otherwise dispose of or commit to dispose of any of its authorized but unissued capital stock or other corporate securities (except upon exercise of Company Stock Options currently outstanding); (iii) declare or pay any dividends or make any other distribution in cash or property on its capital stock or other equity interests, except to the Company or a Subsidiary; (iv) repurchase or redeem any shares of its stock or other equity interests; (v) voluntarily incur any obligation or liability, except obligations and liabilities incurred in the ordinary course of business or permitted by clause
(x) below; (vi) except as disclosed on Schedule 6(d), enter into any employment agreement or alter any bonus, profit-sharing, incentive, or other compensation arrangement for any of its officers or directors (other than make changes which do not increase the compensation or benefits provided by the foregoing), or otherwise materially change personnel policies, compensation programs or benefit plans, except for changes in the ordinary course of business; (vii) mortgage, pledge, or otherwise encumber any part of its assets, tangible or intangible, except Permitted Encumbrances; (viii) sell, transfer or acquire any properties or assets, tangible or intangible, other than in the ordinary course of business, and except as set forth in Schedule 3(n) hereto; (ix) except as set forth on Schedule 6(d) hereto, merge or consolidate with any corporation, acquire control or acquire any capital stock or other securities, or all or substantially all of the assets, of any other corporation or business entity, or take any steps incident to or in furtherance of any such actions whether by entering into an agreement providing therefor or otherwise; (x) other than the ADCO Note and except in connection with the transactions set forth on Schedule 6(d) hereto or to fund working capital requirements arising in the ordinary course of business consistent with the 1997 budget heretofore provided to Purchaser (the "1997 BUDGET"), incur Indebtedness in excess of the level outstanding at December 31, 1996; (xi) incur any capital expenditures beyond those set forth in the 1997 Budget; or (xii) take any other action not contemplated hereby which would cause any of the representations and warranties made by the Company and the Stockholders in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

           (e) NOTIFICATION OF CERTAIN MATTERS. The Company and the Stockholders shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company and the Stockholders, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement, the Disclosure Letter (as updated pursuant to Section 15 hereof) or any written certificate or schedule delivered pursuant hereto to be untrue or inaccurate at any time from the date hereof until the Closing Date and (ii) any material failure of the Company, the Stockholders, Purchaser or any of their respective Affiliates, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations to the parties hereunder.

           (f)   BOARD OF DIRECTORS OF PURCHASER.

                 (i) On the Closing Date, Purchaser shall appoint Karl Eller to its Board of Directors, and shall thereafter cause Karl Eller to be included in the annual slate of directors to be proposed by the management of Purchaser until such time as either Purchaser owns less than a majority of the Company Common Stock or Karl Eller is no longer the Chief Executive Officer or Chairman of the Board of the Company.

                 (ii) If, 180 days after the Closing Date, H&F Funds shall own more than 5.25 million Registrable Shares (as defined in the Registration Rights Agreement), upon request of Hellman & Friedman Capital Partners III ("HFCP III"), Purchaser will cause its Board of Directors to be increased by one, and will promptly appoint or cause to be elected as a director of Purchaser a nominee of HFCP III, and shall thereafter cause such nominee (or any successor designated by HFCP III) to be included in the annual slate of directors to be proposed by the management of Purchaser until such time as H&F Funds own less than 5.25 million Registrable Shares.

           (g) COMPANY STOCK OPTIONS. Within ten (10) days from the date hereof the Stockholders and the Company shall cause any Optionees listed on EXHIBIT A hereto who have not executed this Agreement on the date hereof to execute a counterpart to this Agreement.

           (h) REGISTRATION STATEMENT. Purchaser agrees in good faith to commence working promptly after the date of this Agreement on preparation of a registration statement to cover the offering contemplated by Section 2(g) of the Registration Rights Agreement and will use its Best Efforts to file such registration statement, and to have it become effective, as soon as practicable after the Closing Date.

     7. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION. The obligation of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by Purchaser in writing:

           (a) Each of the representations and warranties (as updated pursuant to Section 15 hereof and as in effect on the Closing Date) of the Company and the Stockholders contained in Sections 3 and 4 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for those given as of a particular date, which shall be true and correct in all material respects as of such date, and except for changes therein permitted or contemplated hereby.

           (b) The Company and the Stockholders shall have performed and complied in all material respects with each of the covenants and provisions in this Agreement required herein to be performed or complied with by the Company and the Stockholders between the date hereof and the Closing Date.

           (c) No action or proceeding shall have been instituted or threatened against Purchaser, the Stockholders, the Company or the Subsidiaries before any court or other governmental body, seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which in the reasonable opinion of Purchaser makes it inadvisable to consummate such transactions.

           (d) Purchaser shall have received a certificate to the effect set forth in subsections (a) and (b) above, dated the Closing Date, signed by a duly authorized officer of the Company and each Stockholder, or a duly authorized officer thereof (as to himself or itself and not with respect to any other Stockholder, in the case of representations, warranties and covenants made by the Stockholders).

           (e) Purchaser shall have received a certificate of a duly authorized officer of the Company, dated the Closing Date, setting forth resolutions of the Board of Directors of the Company generally authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

           (f) Purchaser shall have received such evidence as Purchaser may reasonably request in order to establish the power and authority of the Stockholders to consummate the transactions contemplated by this Agreement.

           (g) The waiting period (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or been terminated and the parties shall have received all other required authorizations, consents and approvals of government and governmental agencies.

           (h) The Company and the Stockholders shall have made all deliveries and taken all actions required by Section 9(c) hereof.

           (i) The consents of all persons who are parties to any agreements with the Company which, if not obtained, would be material to the continued operation of the Company and its Subsidiaries (other than the Chase Credit Agreement), shall have been obtained and copies thereof shall have been provided to Purchaser.

           (j) Purchaser shall have received the opinion of Latham & Watkins, counsel for the Company and certain Stockholders, and the opinion of Heller, Ehrman, White & McAuliffe, counsel for certain other Stockholders, as to such matters to be mutually agreed upon.

           (k) The Optionees listed on EXHIBIT A hereto who have not executed this Agreement on the date hereof shall have executed counterpart pages to this Agreement.

           (l)   The Stockholders Agreement shall have been terminated.

     8.    CONDITIONS PRECEDENT TO THE COMPANY'S AND THE STOCKHOLDERS'
OBLIGATIONS.     The obligations of the Company and the Stockholders to
consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Company and the Stockholders in writing:

           (a) Each of the representations and warranties of Purchaser contained in Section 5 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for those given as of a particular date, which shall be true and correct in all material respects as of such date, and except for changes therein permitted or contemplated hereby.

           (b) Purchaser shall have performed and complied in all material respects with each of the covenants and provisions in this Agreement required herein to be performed or complied with by Purchaser between the date hereof and the Closing Date.

           (c) No action or proceeding, shall have been instituted or threatened against Purchaser, the Stockholders, the Company or the Subsidiaries before any court or other governmental body, seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which in the reasonable opinion of the Company or any Stockholder makes it inadvisable to consummate such transactions.

           (d) The Company and the Stockholders shall have received a certificate to the effect set forth in subsections (a) and (b) above, dated the Closing Date, signed by a duly authorized officer of Purchaser.

           (e) The Company and the Stockholders shall have received a certificate of a duly authorized officer of Purchaser, dated the Closing Date, setting forth the resolutions of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

           (f) The waiting period (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or been terminated and the parties shall have received all other required authorizations, consents and approvals of governments and governmental agencies.

           (g) Purchaser shall have made all deliveries and taken all actions required by Section 9(c) hereof.

           (h) The Stockholders shall have received the opinion of Piper & Marbury L.L.P., counsel for Purchaser, as to such matters to be mutually agreed upon.

     9.    CLOSING DATE; CLOSING.

           (a) Except as hereinafter provided, the closing hereunder (herein called the "CLOSING") shall take place at the offices of Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071 at 10:00 A.M. on the later of (i) the Business Day that is or next follows seven (7) days after the earlier to occur of: (A) written notice has been received by any party hereto of the early termination of the waiting period under the Hart-Scott-Rodino Act; (B) the waiting period under the Hart-Scott-Rodino Act has expired; or (C) if the waiting period under the Hart-Scott-Rodino Act has been extended, written notice has been received by any party hereto that such waiting period has been terminated (but in no event later than June 30, 1997); or (ii) April 10, 1997, unless otherwise mutually agreed to in writing by Purchaser, the

Company and the Stockholders. Notwithstanding the foregoing, Purchaser may, at its option, extend the April 10, 1997 date set forth in the foregoing clause
(ii) to a date not later than April 30, 1997, provided that the Cash Consideration shall be increased by $89,000 per day from and including April 11, 1997 through and including the Closing Date as so extended. The date of the Closing is referred to in this Agreement as the "CLOSING DATE."

           (b) All proceedings to be taken and all documents to be executed and delivered by the Company and the Stockholders in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser and its counsel. All proceedings to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company and the Stockholders and their respective counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

           (c)   At the Closing the following actions shall be taken:

                 (i) The Company and the Stockholders will deliver the certificates, and other items described in Section 7 or as otherwise reasonably required by Purchaser and such other evidence of the performance of all of the covenants and the satisfaction of all conditions required of the Company and the Stockholders by this Agreement as Purchaser shall reasonably require.

                 (ii) Purchaser will deliver the certificates, and other items described in Section 8 or as otherwise reasonably required by the Company and the Stockholders and such other evidence of the performance of all the covenants and the satisfaction of all conditions required of Purchaser by this Agreement and as the Company and the Stockholders shall reasonably require.

                 (iii) Each of the Stockholders will deliver to Purchaser certificates representing all of his or its Shares, duly endorsed in blank or, in lieu thereof, accompanied by stock powers duly executed in blank, and in proper form for transfer.

                 (iv) Purchaser will deliver to each of the Stockholders or, in accordance with instructions provided by such Stockholder, to the Stockholder Representative, the Purchase Price in the amounts set forth on EXHIBIT B hereto, subject to the Escrow Agreement.

                 (v) Purchaser and each Stockholder who chooses to be a party shall enter into the Registration Rights Agreement.

                 (vi) Purchaser, the Stockholder Representative and the Escrow Agent shall enter into the Escrow Agreement and Purchaser shall deposit the Escrowed Shares with the Escrow Agent.

                (vii) Purchaser and each holder of Company Stock Options outstanding immediately prior to the Closing Date shall enter into an Option Assumption Agreement.

                (viii) Purchaser and each holder of a Restated Option shall enter into a Restated Option Agreement.

                (ix) Purchaser shall appoint Karl Eller to its Board of Directors.

     10.   NO BROKERS.  The Company and the Stockholders represent to
Purchaser, and Purchaser represents to the Company and the Stockholders, that they respectively have had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement, except that Purchaser has engaged the services and will pay the fees and expenses of Daniels & Associates, and except that the Company and the Stockholders have engaged the services, and the Stockholders will pay, the fees and expenses of Alex. Brown & Sons Incorporated.

     11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree that the representations and warranties (in each case, as updated pursuant to Section 15 hereof and as in effect on the Closing Date), and the covenants and agreements contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; PROVIDED, HOWEVER, that, except for claims or actions with respect to Section 4(a), any claims or actions with respect thereto shall terminate unless within twelve (12) months from the Closing Date written notice of such claims is given to the Stockholder Representative, in the case of claims made pursuant to Section 12(a) hereof, or to Purchaser, in the case of claims made pursuant to Section 12(b) hereof, or such actions are commenced within such twelve-month period; and PROVIDED FURTHER, that nothing in this Section 11 shall (a) affect the obligations of Purchaser under the Option Assumption Agreements or the Registration Rights Agreement, (b) limit the indemnification obligations of the parties under
Section 12 with respect to claims timely made or actions timely commenced in accordance with the provisions of this Section 11 and Section 12 or (c) limit Purchaser's obligations pursuant to Sections 2(c), 6(c) and 6(f) of this Agreement or the Stockholders' obligations pursuant to Section 16(b) of this Agreement.

     12.   INDEMNIFICATION.

           (a)   BY THE STOCKHOLDERS.

                 (i) Each of the Stockholders severally (on a PRO RATA basis as provided in the Escrow Agreement), but not jointly, agrees to indemnify and hold Purchaser and its Affiliates harmless from and against any and all losses, claims, demands, liabilities, obligations, damages, deficiencies, assessments, judgments, payments, penalties, costs and expenses (including without limitation reasonable attorneys' fees, any amounts paid in investigation, defense or settlement of any of the foregoing and interest) (herein, "DAMAGES") incurred in connection with, arising out of, resulting from or incident to, (A) any breach of any representation or warranty (as updated pursuant to Section 15 hereof and as in effect on the Closing Date) made by the

Company and the Stockholders in this Agreement (other than the representations and warranties made in Section 4(a) hereof), (B) any breach of any covenant or agreement made by the Company and the Stockholders in this Agreement, (C) any liability or obligation which the Company or its Subsidiaries pays or becomes obligated to pay after December 31, 1996 and prior to twelve months after the Closing Date in respect of costs of defense, settlement or resolution of any litigation matter which has been disclosed on Schedule 3(p) to this Agreement, to the extent, and only to the extent, that such costs in the aggregate, after giving credit for any insurance recoveries to which the Company or the Subsidiaries is entitled, exceeds the aggregate amount of the Company's reserves therefor on the Balance Sheet, or (D) any Pre-Agreement Disclosure Matter (as hereinafter defined). The parties hereby acknowledge and agree that after the Closing Date recourse against the Escrowed Shares constitutes the sole remedy, at law or in equity, that Purchaser may have against the Stockholders, and that the Escrowed Shares shall be Purchaser's exclusive method of receiving indemnification from the Stockholders, pursuant to this Section 12(a)(i). Notwithstanding the foregoing, Purchaser may not receive any of the Escrowed Shares in connection with Damages arising from breaches or inaccuracies pursuant to this Section 12(a)(i) unless the aggregate of such Damages indemnified against shall exceed $10 million, in which event such indemnification shall be effective with respect to all Damages in excess of such amount, and shall be limited to the Escrowed Shares. For purposes of determining the Stockholders' indemnification obligations pursuant to this Section 12(a)(i), each representation and warranty stated in Sections 3 and 4 hereof shall be deemed to exclude any materiality standard, materiality exception and materiality qualification stated therein. The parties acknowledge that the limitations on liability of the Stockholders in this Section 12(a)(i) contained were an essential inducement to the Stockholders to cause them to enter into and perform this Agreement, and without which they would not have done so.

                 (ii) Each of Stockholders, severally but not jointly, agrees to indemnify and hold Purchaser and its Affiliates harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to, any breach of the representations and warranties contained in
Section 4(a) hereof.

           (b) BY PURCHASER. Purchaser agrees to indemnify and hold each of the Stockholders and their respective Affiliates harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to, (i) any breach of any representation or warranty made by Purchaser in this Agreement, (ii) any breach of any covenant or agreement made by Purchaser in this Agreement, or (iii) operation of the business of the Company and the Subsidiaries after the Closing Date.

           (c) DAMAGES. The term "DAMAGES" as used in this Section 12 is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by any indemnified party in the absence of third party claims. Any Damages otherwise due and payable under this Section 12 shall be (i) decreased to the extent of any reduction of Tax liability that is realizable by the indemnified party upon payment of an indemnifiable loss and
(ii) increased to the extent of any increase in Tax liability that is imposed on the indemnified party upon the receipt of an indemnity payment pursuant to this
Section 12. In addition, Damages shall be determined net of any insurance recoveries by any indemnified party and shall be net of any indemnity to which the Company is entitled pursuant to that certain

Stock Purchase Agreement, dated as of July 14, 1995, by and between Eller Investment Company, Inc., an Arizona corporation, and General Electric Capital Corporation, a New York corporation.

           (d)   DEFENSE OF CLAIMS.

                 (i) If a claim for Damages (a "CLAIM") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 11, give written notice (a "CLAIM NOTICE") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 12. Such Claim Notice shall specify the nature and amount of the Claim asserted, if actually known to the party entitled to indemnification hereunder. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). Subject to the limitations of Section 11, the failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost and expense, (A) to take control of the defense and investigation of such lawsuit or action, (B) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost and expense, to separate counsel of its own choosing, and (C) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; PROVIDED, HOWEVER, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 12 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

                 (ii) In the case of any enforcement action involving a Tax, the contest rights of the indemnifying party set forth in the fourth sentence of
Section 12(d)(i) shall not apply
to such action unless the action is limited to matters which solely affect liability in respect of a Pre-Closing Tax Period. In any action involving a Tax which is not so limited, the indemnified party shall be entitled at its own expense (A) to take control of the defense and investigation of such action, (B) to employ and engage attorneys of its own choice to handle and defend the same, and (C) to compromise or settle such action, which compromise or settlement shall be made only with the written consent of the indemnifying party, such consent not to be unreasonably withheld.

                 (iii) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, the parties hereto agree to cooperate to defend against and respond thereto and make available to each other such personnel, witnesses, books, records, documents or other information within its control that are necessary or appropriate for such defense.

           (e)   BROKERS AND FINDERS.  Pursuant to the provisions of this
Section 12 and subject to the limitations of Section 11, each of Purchaser and the Stockholder shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

           (f) EXCLUSIVE REMEDY. Except as set forth in Sections 14 and 15(c), the rights of indemnification provided to Purchaser and the Stockholders in this Section 12 are intended to be the sole remedies of such parties for any claim by either Purchaser against the Stockholders or by the Stockholders against Purchaser, and the parties intend, to the maximum possible extent, to preclude any other claims, on whatever cause of action predicated.

     13.   STOCKHOLDER REPRESENTATIVE.

           (a)   The Stockholders irrevocably make, constitute and appoint Paul
J. Meyer as their agent (the "STOCKHOLDER REPRESENTATIVE") and authorize and empower him to fulfill the role of Stockholder Representative hereunder. In the event of the resignation of a Stockholder Representative, the resigning Stockholder Representative shall appoint a successor either from among the Stockholders or who shall otherwise be acceptable to Purchaser and who shall agree in writing to accept such appointment, and the resigning Stockholder Representative's resignation shall not be effective until such a successor shall exist. The Stockholders entitled to receive a majority of the Escrowed Shares may remove the Stockholder Representative at any time. If a Stockholder Representative should die or become incapacitated or be removed by the Stockholders and pursuant to this Section 13, his successor shall be appointed within 21 days of his death or incapacity by the remaining Stockholders entitled to receive a majority of the Escrowed Shares, and such successor either shall be a Stockholder or shall otherwise be acceptable to Purchaser. If the Stockholders fail to appoint a successor within such 21-day period, then Purchaser shall have the right to appoint the successor from among the Stockholders. The choice of a successor Stockholder Representative appointed in any manner permitted above shall be final and binding upon all of the Stockholders. The decisions and actions of any successor Stockholder Representative shall be, for all purposes, those of a Stockholder Representative as if originally named herein.

           (b) Each Stockholder by the execution of this Agreement hereby irrevocably makes, constitutes and appoints the Stockholder Representative as such person's true and lawful attorney in fact and agent, for such person and in such person's name, (i) to receive all notices and communications directed to such Stockholder under this Agreement and the Escrow Agreement, (ii) to execute and deliver any and all documents required to be executed and delivered by such Stockholder pursuant to this Agreement in order to effect the transactions contemplated by this Agreement, (iii) upon the specific request of any Stockholder, to receive and provide receipt for all consideration required to be delivered to such Stockholder under this Agreement, (iv) to perform any and all actions required to be taken by such Stockholder in connection with any claim for indemnity pursuant to the provisions of Section 12 of this Agreement and
(iv) to execute and deliver all instruments and documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Stockholder could do personally, and each such Stockholder hereby ratifies and confirms as his or her own act, all that the Stockholder Representative shall do or cause to be done pursuant to the provisions hereof. Notwithstanding the foregoing, except with respect to administrative and other ministerial tasks, the Stockholder Representative is required and entitled to act only at the written direction of Stockholders entitled to receive a majority of the Escrowed Shares.

           (c) It is acknowledged by the Stockholders appointing the Stockholder Representative that the designation of the Stockholder Representative as attorney-in-fact is coupled with an interest and is binding upon such Stockholders notwithstanding the death, incapacity or dissolution of any such Stockholder. If any such event shall occur prior to the completion of the transactions contemplated by this Agreement, the Stockholder Representative is, nevertheless, to the extent that he is legally able to do so, authorized and directed to complete all transactions and act pursuant to this authority as if such event had not occurred. Purchaser is entitled to deal solely with the Stockholder Representative in connection with this Agreement and is entitled to rely upon the provisions hereof and the authority granted to the Stockholder Representative to act on behalf of the Stockholders.

           (d) The Stockholder Representative's acceptance of his duties under this Agreement is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to his rights, duties, liabilities and immunities as Stockholder Representative (but not in his capacity as a Stockholder or as an officer, director, or employee of the Company):

                 (i) The Stockholder Representative makes no representation and has no responsibility as to the validity of this Agreement or of any other instrument referred to herein, or as to the correctness of any statement contained herein, and he shall not be required to inquire as to the performance of any obligation under this Agreement.

                 (ii) The Stockholder Representative shall be protected in acting upon written notice, request, waiver, consent, receipt or other paper or document, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, which he in good faith believes to be genuine and what it purports to be.

                 (iii) The Stockholder Representative shall not be liable for any error of judgment, or for any act done or step taken or omitted by him in good faith, or for any mistake of fact or law, or for anything which he may do or refrain from doing in connection therewith, except his own gross negligence or willful misconduct.

                 (iv) The Stockholder Representative may consult with competent and responsible legal counsel selected by him, and he shall not be liable for any action taken or omitted by him in good faith in accordance with the advice of such counsel.

                 (v) The Stockholders shall bear pro rata all expenses (including transfer taxes and other governmental charges) incurred by the Stockholder Representative in connection with his duties hereunder and shall indemnify him against and save him harmless from any and all claims, liabilities, costs, payments and expenses, including fees of counsel (who may be selected by the Stockholder Representative), for anything done or omitted by him in the performance of this Agreement or the Escrow Agreement, except as a result of his own gross negligence or willful misconduct.

                 (vi) The Stockholder Representative shall have no duties or responsibilities except those expressly set forth herein. He shall not be bound by any modification of this Agreement unless in writing and signed by the other parties hereto and if his duties as Stockholder Representative hereunder are affected, unless he shall have given prior written consent thereto.

     14. SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Shares, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     15.   TERMINATION; AMENDMENTS TO DISCLOSURE LETTER.

           (a) TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated:

                 (i) At any time on or prior to the Closing Date, by the mutual consent in writing of Purchaser, the Company and the Stockholders;

                 (ii) Purchaser may terminate this Agreement by giving written notice to the Company and the Stockholders at any time prior to the Closing Date
(A) in the event the Company or the Stockholders have breached any representation or warranty (as updated pursuant to this Section 15 and as in effect on the Closing Date), or covenant contained in this Agreement in any material respect, Purchaser has notified the Company and the Stockholders of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) the Average Share Price is less than $36.37, or (C) if the Closing shall not have occurred on or before the Closing Date specified in Section 9(a) (unless the failure results primarily from Purchaser breaching any representation, warranty or covenant contained in this Agreement); or

                 (iii) The Company or the Stockholders may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing Date (A) in the event Purchaser has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Company or the Stockholders have notified Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) the Average Share Price is less than $36.37, or (C) if the Closing shall not have occurred on or before the Closing Date specified in Section 9(a) (unless the failure results primarily from the Company or the Stockholders breaching any representation, warranty or covenant contained in this Agreement).

           (b) AMENDMENTS TO DISCLOSURE LETTER. Between the date hereof and the Closing Date, the Company and the Stockholders may add to the Disclosure Letter by notification in writing to Purchaser of the matter to be added, which may be matters relating to events first arising after the date of this Agreement ("POST-AGREEMENT DATE DISCLOSURE MATTERS") or may be matters which relate to events first arising prior to the date of this Agreement and which, if not so added to the Disclosure Letter, would constitute a breach of the representations and warranties provided by the Company and the Stockholders on the date of this Agreement ("PRE-AGREEMENT DATE DISCLOSURE MATTERS" and, collectively with the Post-Agreement Date Disclosure Matters, the "NEW DISCLOSURE MATTERS"). If the aggregate dollar amount involved in the New Disclosure Matters exceeds $5,000,000, Purchaser may, at its election by written notice to the Company and the Stockholders on or before the Closing Date, either (i) accept the Disclosure Letter as so modified and close the transactions contemplated hereby, in which case the Disclosure Letter as so modified will be deemed to have been delivered on or before the date of this Agreement or (ii) terminate this Agreement. If the aggregate dollar amount involved in the Pre-Agreement Date Disclosure Matters exceeds $5,000,000, the Company and the Stockholders may terminate this Agreement by written notice to Purchaser, unless Purchaser agrees in writing that the aggregate indemnity obligation of the Stockholders in respect of such Pre-Agreement Date Disclosure Matters pursuant to Section 12(a)(i) will in all events be limited to $5,000,000. Nothing contained herein will preclude Purchaser from alleging that any matter disclosed in a proposed modification to the Disclosure Letter which is not subject to quantification does not give rise to a right not to close under this Agreement because of the inability of the Company and the Stockholders to satisfy the condition set forth in Section 7(a) hereof due to such New Disclosure Matter. Notwithstanding the foregoing, it is understood that the Company will as soon as practicable furnish to Purchaser its audited financial statements for the year 1996 in substitution for its unaudited 1996 financial statements (as contemplated by the definition "Financial Statements"), and it is agreed that Purchaser shall have no right to object to such substitution unless the audited 1996 financial statements contain material adjustments or disclosures not contained in the unaudited 1996 financial statements.

           (c) CONSEQUENCES OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Section 15, (i) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and (ii) all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party (except that each party shall remain liable for any willful or intentional breach of any representation, warranty or covenant contained herein, as to which all remedies, including the availability of specific performance or other injunctive relief, shall remain available); PROVIDED, HOWEVER, that the confidentiality provisions contained in Section 16 below shall survive such termination.

     16.   CONFIDENTIALITY; PRESS RELEASES.

           (a) Purchaser agrees to keep non-public information regarding the Company and the Subsidiaries confidential until the Closing Date and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to Purchaser's Representatives who are involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than the Stockholders or the Company, and (iii) to the extent disclosure is required by law, regulation or judicial order by any governmental authority.

           (b) The Company and the Stockholders agree to keep non-public information regarding Purchaser, and the Stockholders agree to keep non-public information regarding the Company and the Subsidiaries, confidential and agree that they will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to the Stockholders' and the Company's respective Representatives who are involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than Purchaser, and (iii) to the extent disclosure is required by law, regulation or judicial order by any governmental authority.

           (c) Prior to any disclosure required by law, regulation or judicial order, Purchaser, the Company or the Stockholders, as the case may be, shall advise each of the others of such requirement so that it may seek a protective order.

           (d) Prior to Closing or thereafter, none of Purchaser, the Company or the Stockholders shall make any press release or public announcement in connection with the transactions contemplated hereby without the prior written consent of the other parties or, if required by law, without prior consultation with the other parties.

     17. NOTICES. Any notices or other communications required or permitted hereunder, shall be sufficiently given if in writing and personally delivered or sent by pre-paid first class mail, overnight courier, telex or facsimile, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

     In the case of Purchaser:

           Clear Channel Communications, Inc.
           200 Concord Plaza
           Suite 600
           San Antonio, Texas 78216
           Attention:  Randall T. Mays
           Telecopy:  210-822-2299

     With a copy to:

           Clear Channel Communications, Inc.
           200 Concord Plaza
           Suite 600
           San Antonio, Texas 78216
           Attention:  Kenneth E. Wyker, Esq.
           Telecopy:  210-822-2299

           Piper & Marbury L.L.P.
           36 South Charles Street
           Baltimore, Maryland 21201
           Attention:  R.W. Smith, Jr., Esq.
           Telecopy:  410-576-1700

     In the case of the Company or
     the Stockholders:

           Eller Media Corporation
           2850 East Camelback Road, Suite 300
           Phoenix, Arizona  85016
           Attention:  Paul J. Meyer, Esq.
           Telecopy:  602-381-5740

           Paul J. Meyer, Esq.
           c/o Eller Media Corporation
           2850 East Camelback Road
           Suite 300
           Phoenix, Arizona 85016
           Telecopy:  602-957-8602

     With a copy to:

           H & F Investors III, Inc.
           One Maritime Plaza, 12th Fl.
           San Francisco, California 94111
           Attention:  John L. Bunce, Jr.
           Telecopy:  415-788-0176

           Heller, Ehrman, White & McAuliffe
           333 Bush Street
           San Francisco, California 94104
           Attention:  Paul J. Mundie, Esq.
           Telecopy:  415-772-6168

           Latham & Watkins
           633 West Fifth Street, Suite 4000
           Los Angeles, California  90071
           Attention:  Thomas W. Dobson, Esq.
           Telecopy:  213-891-8763

All such notices an communications shall be deemed to have been duly given: when personally delivered; three Business Days after being deposited in the mail, as aforesaid; next day, if by overnight courier with guaranteed delivery; when answered back, if telexed; and when receipt is acknowledged, if transmitted by facsimile.

     18. ENTIRE AGREEMENT. This Agreement together with all exhibits and schedules hereto (including the Disclosure Letter as updated pursuant to Section 15 hereof) represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought, including, in the case of the Stockholders, all Stockholders who are a party to this Agreement at the time such enforcement is sought. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     19. SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto, except that Purchaser may assign its rights hereunder to a wholly owned subsidiary.

     20.   CHOICE OF LAW.

           (a) This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to the choice of law provisions of Delaware law) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

           (b) Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under Delaware law. Additionally, each party hereby appoints RL&F Service Corp., One Rodney Square, Wilmington, Delaware 19810, as agent for service of process in Delaware.

           (c) Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in New Castle County, State of Delaware, and each party irrevocably consents to personal jurisdiction in any and all tribunals in said County.

           (d) To the extent that Purchaser has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Purchaser hereby irrevocably waives such immunity in respect of their obligations pursuant to this Agreement.

     21. NO RELIANCE ON OTHER INFORMATION. Except for the representations and warranties contained in this Agreement, none of the parties hereto nor any Representative or Affiliate or other person acting for any of them makes any other representation or warranty, express or implied.

     22. EXPENSES. Whether or not the transactions contemplated hereby are consummated, (a) Purchaser shall pay all of its legal, accounting and other out-of-pocket expenses incident to the transactions contemplated hereby and (ii) the Stockholders shall pay their own and the Company's legal, accounting and other out-of-pocket expenses incident to the transactions contemplated hereby, provided however, that Purchaser, on the one hand, and the Stockholders, on the other, shall divide and share equally filing fees in connection with government filings necessary to consummate the transactions contemplated hereby (provided that if this Agreement is terminated, each party shall attempt to obtain any available refunds of such fees or otherwise utilize such fees in other transactions such that expense to the parties is minimized).

     23. SEVERABILITY. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     24. TITLES. The titles, captions or headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     26. NO THIRD-PARTY BENEFICIARIES. No person (other than parties to this Agreement or their respective successors or permitted assigns) shall have or be construed to have any legal or equity right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; PROVIDED, HOWEVER, that the provisions of Section 6(c) above concerning indemnification are intended for the benefit of the individuals specified therein, and their respective legal representatives, successors and assigns; and PROVIDED FURTHER, that Section 2(c) above concerning the Restated Options is intended for the benefit of holders of Company Stock Option Agreements and their respective legal representatives, successors and assigns.

     27. CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

     28. CUMULATIVE REMEDIES. All rights and remedies of any party hereto are cumulative of each other and of every right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                             PURCHASER




                             By /s/ Randall Mays
                                -------------------------------------
                                Name: Randall Mays
                                Title: Executive Vice President



                             ELLER MEDIA CORPORATION



                             By /s/ Karl Eller
                                --------------------------------------
                                Name:
                                Title:



                             HELLMAN & FRIEDMAN
                             CAPITAL PARTNERS III, L.P.

                             By:   Its General Partner,
                                   H&F Investors III

                                   By:   Its Managing General Partner,
                                         Hellman & Friedman Associates
                                         III, L.P.


                                         By: Its Managing General Partner,
                                             H&F Investors III, Inc.


                                             By: /s/ Joseph Niehaus
                                                ---------------------------
                                             Its: Vice President

                             H&F ORCHARD PARTNERS III, L.P.

                             By:   Its General Partner,
                                   H&F Investors III

                                   By:   Its Managing General Partner,
                                         Hellman & Friedman Associates
                                         III, L.P.

                                         By: Its Managing General Partner,
                                             H&F Investors III, Inc.


                                             By: /s/ Joseph Niehaus
                                                --------------------------
                                             Its: Vice President

                             H&F INTERNATIONAL PARTNERS III, L.P.

                             By:   Its General Partner,
                                   H&F Investors III

                                   By:   Its Managing General Partner,
                                         Hellman & Friedman Associates
                                         III, L.P.

                                         By: Its Managing General Partner,
                                             H&F Investors III, Inc.




                                             By: /s/ Joseph Niehaus
                                                ---------------------------
                                             Its: Vice President


                             EM HOLDINGS LLC


                             By: /s/ Karl Eller
                                 --------------------------
                             Its:


                             /s/  H. Irving Grousbeck
                             ------------------------------
                             H. Irving Grousbeck

                             AMERICAN MEDIA MANAGEMENT, INC.



                             By:  /s/ Arthur  Kern
                                -----------------------------
                             Its: Chairman/CEO


                             /s/ Richard Reiss,  Jr.
                             --------------------------------
                             Richard Reiss, Jr.


                             /s/ Glenn Krevlin
                             --------------------------------
                             Glenn Krevlin, as Trustee fbo
                             Nina Krevlin, Glenn Krevlin,
                             Michael Krevlin and Jill Krevlin


                             /s/  K. Tucker Andersen
                             --------------------------------
                             K. Tucker Andersen


                             /s/ Bruce Halle
                             --------------------------------
                             Bruce Halle


                             /s/ Timothy J. Donmoyer
                             --------------------------------
                             Timothy J. Donmoyer

                             /s/ Patricia Salas Pineda
                             --------------------------------
                             Patricia Salas Pineda


                             /s/ Karl Eller
                             --------------------------------
                             Karl Eller


                             /s/ Paul J. Meyer
                             --------------------------------
                             Paul J. Meyer